EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT, dated as of April 30, 2003, by and between MF Electronics Corp., a New York corporation with its principal place of business at 10 Commerce Drive, New Rochelle, New York 10801 ("Seller"), William Stein, residing at 200 Riverside Boulevard, New York, NY 10069, ("Stein"), and Martin Finkelstein, residing at 10 Penn Boulevard, Scarsdale, NY 10583 ("Finkelstein"), on the one hand, and Valpey-Fisher Corporation, a Maryland corporation with offices at 75 South Street, Hopkinton, MA 01748 ("Buyer"), on the other hand. Seller and Finkelstein are sometimes hereinafter referred to, jointly and severally, as the "Seller Group", and Finkelstein is sometimes referred to as the "Shareholder".

                                    RECITALS

         A. Seller is engaged in the business of design, production, import and sale of frequency control devices (the "Business") at its facility at 10 Commerce Drive, New Rochelle, New York 10801 (the "Facility").

         B. Finkelstein is the sole shareholder of Seller, and Stein is the President of Seller.

         C. The Seller Group desires the Seller to sell, and the Buyer desires to purchase, certain assets of Seller used in the Business on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto covenant and agree as follows:

1.       AGREEMENT TO SELL AND AGREEMENT TO PURCHASE.
         -------------------------------------------

         1.1 ASSETS TO BE CONVEYED. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as that term is hereinafter defined), Seller shall convey, transfer, assign, sell, and deliver to Buyer, and Buyer shall acquire, accept, and purchase the assets, properties and rights, specified in this Section 1.1 used in the Business other than Excluded Assets (as that term is hereinafter defined) (such assets, properties and rights other than the Excluded Assets hereinafter collectively referred to as the "Acquisition Assets") including, without limitation:

         (a) All inventories of raw materials, work in process, finished goods, packaging materials, supplies and other similar items of Seller which exist on the Closing Date and which relate to the Business including the inventory which is listed on Schedule 1.1(a) except such inventory that is disposed of in the ordinary course of business between the date of


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this Agreement and the Closing consistent with past practice (the inventories to be conveyed to Buyer pursuant hereto are hereinafter collectively called the "Inventory");

         (b) All machinery, equipment, spare parts, supplies, jigs, fixtures and tooling owned by Seller on the Closing Date, located at the Facility, which has been used or are intended for use in the Business including that which is listed on Schedule 1.1(b) (the assets to be conveyed to Buyer pursuant to this clause
(b) are hereinafter collectively called the "Machinery and Equipment");

         (c) All accounts receivable relating to the Business, except accounts receivable denoted by Seller as uncollectible, including the accounts receivable listed on Schedule 1.1 (c), which are outstanding at the Closing (the "Accounts Receivable");

         (d) All rights of Seller under express or implied warranties from the suppliers of Seller with respect to the Acquisition Assets;

         (e) All of Seller's right, title and interest in and to each contract, agreement, purchase order, sales order, lease, license, or commitment whether written or oral, express or implied relating to the Business which is listed on
Schedule 1.1(e)-(1) and purchase and sales orders entered into in the ordinary course of business consistent with past practice by Seller between the date of this Agreement and the Closing which purchase and sales orders will be listed on a Schedule 1.1 (e)-(2) which Schedule will be delivered at Closing (collectively, the "Assumed Contracts", and individually, an "Assumed Contract");

         (f) All prepaid items, deposits and other similar assets of the Seller existing on the Closing Date, including the accounts receivable insurance, which are specifically listed in Schedule 1.1(f) hereto (all of which are hereinafter collectively referred to as the "Prepaid Items");

         (g) All material books, records and accounts, correspondence, production records, sales records, customer lists, supplier records, drawings, plans, specifications and other records relating to operating procedures, processes, inventions and know-how of the Seller relating to or arising out of the Business, in electronic or other form or copies thereof where in Seller's judgment it is appropriate for Seller to retain the originals (all of which are hereinafter called the "Records");

         (h) All of Seller's right, title and interest in each patent, patent application, copyright, copyright application, trade names including "MF Electronics", trademark or service mark and trademark or service mark registration applied for, issued to or owned by Seller and relating to the Business and each process, invention, trade secret, technical knowledge, know-how, computer program and other computer software listed by type or category all as set forth in Schedule 1.1(h) hereto, and each formula owned by Seller or which Seller has the right to use and assign to Buyer, substantially relating to the Business and, in each case, the goodwill



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associated therewith (the assets to be conveyed to Buyer pursuant to this clause
(h) are hereinafter collectively called the "Proprietary Rights"); and

         (i) Subject to Section 1.5, the governmental or other licenses, permits and other authorizations relating to the conduct of the Business listed in
Schedule 1.1(i) (collectively, the "Permits").

         1.2 EXCLUDED ASSETS. Notwithstanding anything contained in Section 1.1 hereof to the contrary, Seller is not selling, and Buyer is not purchasing, pursuant to this Agreement, any of the following, all of which shall be retained by Seller (hereinafter referred to collectively as the "Excluded Assets"):

         (a) all of Seller's cash, cash equivalents, deposit accounts, certificates of deposit and other securities;

         (b) any prepaid items of Seller existing on the Closing Date not listed in Schedule 1.1(f);

         (c) Seller's policies of insurance and any prepaid expenses relating to insurance premiums, except the accounts receivable insurance which is being transferred by Seller to Buyer pursuant to Section 1.1(f).

         (d) land and buildings constituting the Facility and fixtures and any office furnishings, computers and related equipment and software licenses therefor used for non- manufacturing purposes listed on Schedule 1.2 (d), kitchen equipment and telephone system;

         (e) any federal, state and local income and franchise tax credits, prepaid taxes and tax refund claims;

         (f) those other assets, rights or properties of the Seller which are listed on Schedule 1.2 (f);

         (g) all of the Employee Benefit Plans; and

         (h) all accounts receivable denoted by Seller as uncollectible.

         1.3 FURTHER ASSURANCES. From time to time after the Closing, Seller, will execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, consents, assurances, powers of attorney and other instruments and take such other action as may reasonably be requested by Buyer in order to vest in Buyer all right, title and interest of Seller in and to the Acquisition Assets, to put Buyer in possession or control of the Acquisition Assets and otherwise in order to carry out the purpose and intent of this Agreement.



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         1.4 CLOSING. The closing of the transactions herein contemplated shall, unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Seller at the Facility, at 1:00 p.m., local time, on May 28, 2003 (the "Closing" or the "Closing Date").

         1.5 NON-ASSIGNABLE CONTRACTS. To the extent that any of the contracts, rights or commitments set forth on Schedule 1.1(e) or for which assignment to Buyer is otherwise provided herein are not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment if such assignment or attempted assignment would constitute a breach thereof. Seller agrees to use reasonable efforts to obtain the consent of each other party to any contract, right or commitment to the assignment thereof to Buyer in all cases in which such consent is required for assignment or transfer. If such consent is not obtained at or prior to the Closing and Buyer shall have waived the condition in Section 8.2.8 hereof with respect thereto, Seller agrees to cooperate with Buyer in subsequently seeking such consent and in any reasonable arrangements designed to provide for Buyer the benefits under any such contract, right or commitment, including enforcement at the cost and for the account of Buyer of any and all rights of Seller against each other party thereto arising out of the cancellation by such other party, or otherwise. If and to the extent that such arrangements cannot be made, Buyer shall have no obligation with respect to any such contract, right or commitment.

2.       CONSIDERATION TO BE PAID BY BUYER.
         ---------------------------------

         2.1 AMOUNT OF PURCHASE PRICE. The purchase price (the "Purchase Price") for the Acquisition Assets shall be the sum of

         (a) $650,000 plus or minus the Backlog Adjustment provided in Section 2.4(b);

         (b) plus the amount, if any, by which the value as of the Closing Date of the Accounts Receivable exceeds the Trade Accounts Payable (as hereinafter defined) as provided in Section 2.4; and

         (c) less the amount, if any, by which the value of the Accounts Receivable on the Closing Date is less than the Trade Accounts Payable as provided in Section 2.4.

         2.2 ALLOCATION OF PURCHASE PRICE. Seller and Buyer agree that, to the extent required to be capitalized for tax purposes, they will allocate the Purchase Price other than the Assumed Contracts and Trade Accounts Payable referred to in Section 3 for all tax purposes (including in preparing all relevant tax returns, information reports, and other tax documents and forms) in accordance with an allocation to be mutually agreed to as soon as practicable, but in any event on or before the Closing Date. Each party hereto agrees that it will adopt and utilize the allocation so agreed to for purposes of all tax returns filed by Buyer and Seller. Each of Buyer and Seller agrees to prepare and timely file all applicable Internal Revenue Service and applicable state tax forms relating to such purchase price allocation, to cooperate with the other in the preparation of



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such forms, and to furnish the other with a copy of such forms prepared in draft, within a reasonable period before the filing due date thereof. Neither Buyer nor Seller will assert that such purchase price allocation was not separately bargained for at arm's-length and in good faith. Each party hereto recognizes that the consideration does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. If, within a reasonable period of time after the Closing Date, Seller and Buyer are unable, in good faith, to reach an agreement as to the allocation of the Purchase Price, Seller and Buyer may respectively use their own respective allocation methodologies and statements for purposes of any tax returns and proceedings contemplated by this Section 2.2.

         2.3 PAYMENT OF PURCHASE PRICE. The Purchase Price for the Acquisition Assets shall be paid by Buyer as follows:

         (a) At the Closing, Buyer shall pay the purchase price by (i) depositing by wire transfer in escrow $100,000 with an escrow agent to be reasonably agreed to by Buyer and Seller (the "Escrow Agent") to be held by Escrow Agent subject to the Escrow Agreement substantially in the form of
Exhibit 2.3 hereto, and, (ii) by paying by wire transfer to Seller the balance of the Purchase Price subject to Section 2.4.

         (b) At the Closing, subject to Section 1.5, Buyer shall assume and thereafter discharge the Assumed Contracts and Trade Accounts Payable.

         2.4 ADJUSTMENTS TO PURCHASE PRICE. (a) The components of the Purchase Price provided in Sections 2.1(b) and 2.1 (c) above shall be subject to the following adjustment. For purposes of the Closing, the Purchase Price shall be tentatively calculated based upon the Accounts Receivable, less any payments therefor received on the Closing Date, and the Trade Accounts Payable, each as of the open of business on the Closing Date. On or before the 92nd day after Closing, Buyer shall deliver to Seller a calculation of the Accounts Receivable as of Closing which have been paid as of the close of business on the 90th day after Closing less the Trade Accounts Payable as of Closing. If such calculation is greater or lesser than the amount tentatively calculated as of the opening of business on the Closing Date pursuant to this Section 2.4, the amount of such increase or decrease shall be an adjustment to the purchase price (the "Accounts Adjustment"). If the adjustment is a decrease in the Purchase Price, the Purchase Price shall be reduced by an amount equal to the Accounts Adjustment and such Accounts Adjustment amount shall be paid by Seller to Buyer no later than 105 days after Closing from the funds held by the Escrow Agent up to a maximum $50,000. If the Accounts Adjustment results in an increase in the Purchase Price such Accounts Adjustment amount shall be paid by Buyer to Seller no later than 105 days after Closing by check. Any Accounts Receivable not paid by the 90th day after Closing shall be assigned by Buyer to Seller.



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         (b) If the Backlog as hereinafter defined in Section 4.18 at Closing is less than $600,000, the Purchase Price component set forth in Section 2.1(a) shall be reduced by $350 for each $1,000 by which such Backlog is less than $600,000. If the Backlog at Closing is in excess of $700,000 then the Purchase Price component set forth in Section 2.1(a) shall be increased by $350 for each $1,000 by which such Backlog is more than $700,000. For the purposes of this
Section 2.4(b), Backlog shall be calculated based on written purchase orders committing customers of Seller to purchase and pay for product deliverable in less than 6 months, PROVIDED HOWEVER that up to $100,000 may be for products deliverable in less than 12 months.

         (c) Any portion of the Escrow Funds up to a maximum of $50,000 held for the adjustments pursuant to this Section 2.4 not paid or payable to Buyer as of 106 days after Closing, shall be released to Seller pursuant to the Escrow Agreement.

3. ASSUMPTION OF CONTRACTS AND CERTAIN OTHER LIABILITIES.
   -----------------------------------------------------

         3.1 EXECUTORY LIABILITIES ASSUMED BY BUYER. As further consideration for consummation of the transactions contemplated hereby, subject to Section 1.5 hereof, at the Closing Buyer shall assume and agree to thereafter pay when due and discharge and indemnify Seller and hold Seller harmless with respect to the executory liabilities and obligations of Seller under each Assumed Contract in effect on the Closing Date and assigned to Buyer pursuant to Section 1.1(e) hereof.

         3.2 TRADE ACCOUNTS PAYABLE. At the Closing, Buyer shall assume and agree to pay when due trade accounts payable of Seller outstanding at the Closing listed on Schedule 3.2 or incurred in the ordinary course of business between the date of this Agreement and Closing to the extent included in the calculation provided by Section 2.1(b) and 2.1(c) (the "Trade Accounts Payable"). Buyer shall provide Seller with a record of payments of Trade Accounts Payable monthly until all Trade Accounts Payable have been paid.

         3.3 LIABILITIES NOT ASSUMED BY BUYER. Buyer shall not be deemed by anything contained in this Agreement to have assumed and Seller hereby agrees to indemnify Buyer and hold it harmless with respect to:

         (a) Any liability or obligation of Seller for any federal, state or local income or franchise taxes, state or local property taxes, or other taxes of any kind or description;

         (b) Any liability or obligation with respect to the employment and/or termination of employment by Seller of its employees, including, without limitation, salaries, payroll taxes, unemployment compensation, accrued vacation, workers compensation and any accrued or other liability for contributions or payments to be made in respect of service under any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or other employee benefit plan (including, without limitation, any health or accident plan) maintained for the employees of the Seller;



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         (c) Any liability or obligation (contingent or otherwise) of Seller arising out of any pending or threatened litigation whether or not set forth in
Schedule 4.7;

         (d) Any liabilities or obligations arising out of, or damages to persons (including death and physical or emotional injury) or property arising out of, products shipped by Seller prior to the Closing Date; and

         (e) Any other liability or obligation of Seller except for executory liabilities and obligations and Trade Accounts Payable specifically assumed by Buyer pursuant to Section 3.1 and Section 3.2.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER.
         ----------------------------------------

         The Seller Group, jointly and severally, represent and warrant to Buyer that:

         4.1 ORGANIZATION AND GOOD STANDING. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power to carry on its business as it is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary except where failure to be so qualified would not have a material adverse effect on the financial condition or results of operations of Seller.

         4.2 SUBSIDIARIES; INVESTMENTS IN OTHERS. Except as set forth in
Schedule 4.2, Seller does not own, directly or indirectly, any capital stock or other equity securities of any corporation, nor does it have any direct or indirect equity or ownership interest in any other business.

         4.3 AUTHORIZATION OF AGREEMENT. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to transfer legal and beneficial title and ownership of the Acquisition Assets to Buyer. This Agreement and all other agreements and instruments to be executed by Seller, Shareholder and Stein in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, Shareholder and Stein, respectively, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of each of Seller, Shareholder and Stein as the case may be.

         4.4 OWNERSHIP OF ACQUISITION ASSETS. Seller is the lawful owner of or has the right to use and transfer to Buyer each of the Acquisition Assets, and the Acquisition Assets are free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever, except for any of the foregoing disclosed in
Schedule 4.4 annexed hereto. The delivery to Buyer of the instruments of transfer



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of ownership contemplated by this Agreement will vest good and marketable title to the Acquisition Assets in Buyer, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind or nature whatsoever.

         4.5 TANGIBLE PERSONAL PROPERTY. Schedule 1.1(b) sets forth the Machinery and Equipment owned by Seller or in the possession of Seller which are to be transferred to Buyer. Schedule 1.1(e) also contains an identification of the owner of, and any agreement relating to the use of, each item of tangible personal property, the rights to which are to be transferred to Buyer pursuant hereto under leases or other similar agreements. There exists no default by the Seller or, to Seller's knowledge, any other party, under the terms of the leases or similar agreements with respect thereto. The Machinery and Equipment and other tangible assets included in the Acquisition Assets are adequate to conduct the operation of the Business as it is currently conducted by Seller and the items of Machinery and Equipment being used currently in the Business and listed on Schedule 1.1(b) are in good operating condition, except as set forth on
Schedule 4.5 or except as occurs in the ordinary course of business from the date hereof through the Closing Date.

         4.6 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. Except as indicated in Schedule 4.6 annexed hereto, the execution and delivery of this Agreement by Seller, Shareholder and Stein and the consummation of the transactions contemplated hereby will not result in a breach of any of the terms and provisions of, or constitute a default under, or conflict with, or give rise to any termination or acceleration under, any Assumed Contract or any other material agreement, indenture or other instrument to which Seller, Shareholder or Stein is a party or by which it or he is bound, the Certificate of Incorporation or Bylaws of Seller, any judgment, decree, writ, injunction, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Seller, Shareholder and Stein.

         4.7 LITIGATION. Except as disclosed in Schedule 4.7 annexed hereto, there are no material claims, disputes, actions, proceedings or investigations of any nature pending or, to the knowledge of Seller, threatened against or involving the Business or assets of Seller or any of the officers, directors or employees of Seller in connection with the Business conducted by Seller.

         4.8      CONTRACTS.
                  ---------

         (a) Schedule 1.1 (e) lists all Assumed Contracts, copies of which have been provided to Buyer.

         (b) Except as referred to in Schedule 1.1(e), Seller is not a party to any:

               (i) contract for the employment of any officer, director, employee or consultant or with any labor union or association;

              (ii) contract pursuant to which any person who is or was an officer, director, employee, consultant or an affiliate of any such person has a material interest;


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              (iii) contract relating to the borrowing or lending of money or the guarantee of any obligations for borrowed money, excluding trade payables, or endorsements made for purposes of collection in the ordinary course of business;

               (iv) contract having an unexpired term of more 12 months after the Closing or involving payments after the Closing in excess of $10,000 in any twelve-month period;

               (v) lease of tangible personal property under which it is the lessee having unexpired terms of more than 12 months after the Closing or involving rent or other payments after the Closing in excess of $10,000 for any such lease;

               (vi) contract or purchase order for the production or supply by it of goods or services having unexpired terms (including any periods covered by options to renew exercisable by other parties) of more than 90 days after the Closing;

               (vii) contract or purchase order for capital expenditures or the purchase by it of materials, supplies, equipment or services which requires payments by Seller in excess of $5,000 after the Closing;

             (viii) license or royalty agreement;

               (ix) distributor, dealer, manufacturer's representative, sales agency, franchise or advertising Contracts not terminable on 30 days or less notice without penalty by it;

               (x) contract granting to any person a right to purchase any Asset other than in the ordinary course of the Business;

               (xi) contract or license with respect to the release, discharge or removal of effluent wastes, pollutants or Hazardous Materials of any nature;

              (xii) contract containing covenants not to compete in any
                    business or geographical area or restricting it from the use or disclosure of any information in its possession; or

             (xiii) contract not made in the ordinary course of the Business and consistent with past practices.



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          (c)  Except as referred to in Schedule 1.1(e):

               (i) Each Assumed Contracts is in all material respects valid and in full force and effect;

               (ii) Seller, and each other party thereto, has in all material respects performed all obligations required to be performed by such Assumed Contracts, and neither Seller nor any other party thereto is in breach or default (and with the giving of notice or lapse of time will not be in breach or default), and will not be in breach or default (and with the giving of notice or the lapse of time will not be in breach or default) as a result of the consummation of the transactions contemplated by this Agreement, under any such Assumed Contract;

              (iii) Seller has not received notice that any party to any such
                    Assumed Contract intends or may intend to cancel or terminate any such Assumed Contract or to exercise or not exercise options or rights under any such Assumed Contract;

               (iv) all liabilities and obligations of Seller required to be paid or per formed by Seller on or before the Closing under all such Contracts have been, or will have been on the Closing, duly paid in full or performed by the Seller in all material respects; and

               (v) the consummation of the transactions contemplated by this Agreement (A) does not require any consent under any contract material to the Business or the Acquired Assets which consent will not have been obtained by Seller as of the Closing, and (B) will not result in a right to terminate or modify any material right or privilege now enjoyed by Seller under any such contract.

          (d)  Schedule 4.8(d) lists all contracts that are not Assumed
               Contracts.

         4.9 FINANCIAL STATEMENTS. Set forth in Schedule 4.9 are, (a) the balance sheets of Seller as at December 31, 2001 and 2000 and the related statements of income and cash flow for the years ended December 31, 2001 and 2000 audited by BDO Seidman LLP, and (b) in draft form, the balance sheet of Seller as at December 31, 2002 and the related statements of income and cash flow for the year ended December 31, 2002 which financial statements in final form audited by BDO Seidman LLP will be delivered at Closing (all such audited financial statements



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for 2002, 2001 and 2000, the "Audited Financial Statements"). As of Closing, the
Audited Financial Statements will be in accordance with the books and records of Seller and accurately account in all material respects for the financial transactions of Seller, (ii) will have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods indicated, and (iii) present fairly the financial condition and the results of operations of Seller as of the dates and for the periods indicated. Except to the extent reflected on or reserved against in the Audited Financial Statements or otherwise disclosed in this Agreement or the exhibits or schedules hereto, Seller had, as of December 31, 2002, no material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due including, without limitation, liabilities for taxes (with interest and penalties thereon).

         4.10 INTANGIBLE PERSONAL PROPERTY. Schedule 4.10 contains a complete and correct list and description of all the Trademarks, Trade Names, Patents, Licenses and copyrights used by the Seller in the Business. Except as set forth on Schedule 4.10, Seller is the beneficial and, where applicable, the registered or common law owner of each such Trademark, Trade Name, Patent, License or copyright. Seller has not received notice of any claim of adverse ownership or invalidity of any Trademarks, Trade Names, or Patents listed in such Schedule
4.10 and, to the knowledge of Seller, no such claim has been made. Except as set forth in such Schedule 4.10, Seller is not subject to any commitment to pay royalties for the use of any Trademark, Trade Name or Patent of another person and is not the licensee of any Trademark, Trade Name or Patent. Except as disclosed in such Schedule 4.10, to the knowledge of Seller, the conduct of the Business has not infringed and does not infringe any Intellectual Property Rights of others and the conduct of others has not infringed and does not infringe any Intellectual Property Rights of Seller used in the Business, nor to the knowledge of Seller, has there been any claim to such effect. Seller is not aware of any pending matter which would materially interfere with the continued use by Buyer from and after the Closing of the Intellectual Property Rights included in the Acquisition Assets or materially detract from the value thereof. For purposes of the foregoing, the following terms have the following meanings:

         (a) The term "Intellectual Property Rights" shall mean (i) Patents,
(ii) Trademarks, (iii) Trade Names, (iv) Know-how, (v) Licenses, and (vi) shop rights, copyrights, inventions, service marks and any other intellectual or industrial property rights.

         (b) The term "Know-how" shall mean all proprietary lab journals, trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), product designs, manufacturing, engineering and other drawings, computer software, technology, other intangibles, technical information, safety information, engineering data and design and engineering specifications, research records, market surveys, and all promotional literature, customer and supplier lists and similar data.

         (c) The term "Licenses" shall mean all licenses (whether as licensor or licensee) to use any of the following owned by another: (i) Patents, (ii) Trademarks, (iii) Trade



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Names, (iv) Know-how, and (v) copyrights, inventions, service marks and any other intellectual or industrial property rights.

         (d) The term "Patents" shall mean patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent disclosures docketed and all other patent rights.

         (e) The term "Trademarks" shall mean trademarks and trademark applications.

         (f) The term "Trade Names" shall mean names, trade names and all other names and slogans embodying business or product goodwill for which no trademark registration has been obtained or applied for.

         4.11 FACILITY. Except as set forth in Schedule 4.11 hereto, Seller is in compliance with respect to the Facility with all local and municipal ordinances including all applicable zoning ordinances and with all applicable rules, policies and regulations of all governmental authorities having jurisdiction over the Facility, all utilities, public ventilation, heating, air conditioning and sewage systems at the Facility shall be in good operating condition and the roof at the Facility shall be free of leaks.

         4.12     LABOR AND EMPLOYMENT MATTERS.
                  ----------------------------

         4.12.1 LABOR RELATIONS. Seller is not a party to any collective bargaining agreement, and to Seller's knowledge there are no petitions with respect to unfair labor practices pending before the National Labor Relations Board or any other federal or state labor commission relating to any of Seller's employees nor has Seller received any notice of any actual or alleged violation of law with respect to its labor practices within the past three years. There is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Seller, and Seller has not experienced any work stoppage or other material labor difficulty within the past three years. Seller has not experienced or been threatened with any material union organizing effort with respect to its employees within the past three years.

         4.12.2 EMPLOYEE BENEFIT PLANS. All employee benefit plans, as that term is defined in Section 3(3) of ERISA, as well as any other plans, contracts or arrangements, whether formal or informal and whether or not legally binding or involving direct or indirect compensation (including, without limitation, all employment, bonus, deferred compensation, severance, vacation, pension, profit-sharing and retirement plans, contracts or arrangements, retiree benefit plans including worker's compensation, unemployment compensation and other government mandated programs) maintained or required to be maintained for the benefit of any employees of Seller are listed in Schedule 4.12.2. The written terms of the Seller's benefit plans for employees are and, to the knowledge of Seller, have been administered in compliance with the requirements of ERISA and, where applicable, Section 401 of the Internal Revenue Code of 1986, as amended (the "Code") and other applicable law. There are no accumulated funding deficiencies as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived, with respect to the Seller's benefit plans for employees. To the best knowledge of Seller, there is not now, nor has there been, any prohibited transaction (as defined in Section 406 of ERISA or Sections 503 or 4975 of the Code) involving the Seller's benefit plans for employees. There are no pending or, to the knowledge of Seller, threatened claims by or on behalf of such benefit plans for employees or by any employee alleging a breach or breaches of such plans, or fiduciary duties thereunder, violations of other applicable law with respect to such benefit plans for employees or arising out of events relating to the employment of the Employees which could result in material liability on the part of Seller under ERISA or any other law, nor, to the best knowledge of Seller, is there any basis for such a claim. In respect of employees, Seller has not established or maintained or contributed to or been under any obligation to contribute to a multi-employer plan (as defined in Section 3(37) of ERISA) and has no liability to any multi-employer plan.

         4.12.3 COMPLIANCE. Within the past three years, Seller has complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including, without limitation, those related to wages, hours and the payment and withholding of taxes and other sums as required by appropriate governmental authorities; and Seller has withheld and paid to the appropriate governmental authorities, or is holding for payment not yet due to such authorities, all amounts required to be withheld from Employees, and is not liable for any arrearages of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

         4.13 APPROVALS AND CONSENTS. Except as set forth in Schedule 4.13, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority or other person is required in connection with the due execution and delivery of this Agreement by Seller, Shareholder and Stein or the consummation by each of Seller, Shareholder and Stein of the transactions contemplated hereby.

         4.14     COMPLIANCE WITH LAW; PERMITS.

         (a) Except as disclosed in Schedule 4.14(a), to the best knowledge of Seller the conduct of the Business by the Seller as currently conducted does not violate, in any material respect any laws, regulations or orders (including, but not limited to, any of the foregoing relating to employment discrimination, occupational safety, or corrupt practices, but excluding environmental matters, which matters are the subject of Section 4.16), the enforcement of which would have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, business or prospects of Seller.

         (b) There is set forth in Section 4.14(b) a list of all permits, licenses or other authorizations of or registrations with governmental authorities now, in effect applicable to any of the Acquisition Assets or the Business including, without limitation, the provision of supplies to Seller by suppliers or contractors (for the purpose hereof, all such permits, licenses and authorizations issued pursuant to any requirement of law relating to the discharge, disposal or storage of toxic or other hazardous substances or wastes or otherwise concerned with the environment are material). Except as disclosed in Schedule 4.14 the Business is and has been conducted in all material respects in compliance with the requirements of all such permits, licenses, authorizations or registrations and in accordance with the requirements of all governmental authorities having jurisdiction over the Business to the extent the same have the force of law. Except as set forth in Schedule 4.14(b), Seller has timely performed all commitments on its part provided for in or in connection with any such permit, license or registration or required for the validity or future validity thereof.

         (c) Seller is duly registered as a New York State sales tax vendor.

         4.15 INVENTORY. The Inventory consists of raw materials, work in process, finished goods, packing materials, supplies and other similar items all of which is merchantable and fit for the purpose for which it was procured or manufactured. Such inventory consists of items of a quality and quantity usable and salable in the ordinary course of business of Seller.

         4.16 COMPLIANCE WITH CERTAIN ENVIRONMENTAL LAWS. Except as set forth on
Schedule 4.16, to the knowledge of Seller, Seller is in material compliance with all statutes, regulations, norms, ordinances, directives and orders of every federal, state, municipal and other governmental authority which has or claims jurisdiction relative thereto relating to the ownership, occupation or operation of the Facility. Except as set forth on Schedule 4.16, Seller has no knowledge of, and is not subject to any outstanding notification of, any condition relating to any potential or known release or threat of release of any hazardous material from the Facility as would subject Seller in any individual circumstance or taken as a whole, to liabilities, losses or expenses in connection with the assessment, containment, removal or remediation of any such release or threat of release which would have a material adverse effect upon the assets, business or financial condition of Seller. Except as set forth on
Schedule 4.16, to the best knowledge of Seller, the Seller is in substantial compliance with all statutes, regulations, ordinances, directives and orders of every federal, state, municipal and other governmental authority which has or claims jurisdiction relative thereto relating to the disposal including transportation, importation, exportation of or arranging for disposal of hazardous material, with only such resulting obligations and liabilities as would not subject Seller in any individual circumstance or taken as a whole, to losses or expenses which would have a material adverse effect upon the assets, business or financial condition of Seller. Hazardous materials shall mean any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," or "toxic substances" under any applicable federal or state laws or regulations (collectively referred to hereinafter as "Hazardous Materials").

         4.17     ACCOUNTS RECEIVABLE; TRADE ACCOUNTS PAYABLE.
                  -------------------------------------------

                  (a) The Accounts Receivable reflected on Schedule 1.1(c) represent amounts receivable for merchandise actually delivered, have arisen in the ordinary course of business, are not subject to any offsets, and have been billed and are generally due within ninety (90) days after such billing. Schedule 4.17 (a) is an accounts receivable aging report as of April 30, 2003 which accurately reflects all accounts receivable of the Seller. Such Schedules 1.1(c) and 4.17(a) will be updated as of the opening of business on the Closing Date and delivered to the Buyer at the Closing.

         (b) Schedule 4.17(b) lists Trade Accounts Payable of the Seller as of April 30, 2003. Such Schedule will be up-dated by Seller as of the Closing and delivered to Buyer at Closing.

         4.18 NO MATERIAL CHANGES. Except as set forth in Schedule 4.18, since December 31, 2002, the business of Seller has been only in the ordinary course and there has not been:

         (a) any change in the financial or other condition, assets, liabilities or business of the Seller relating to the Business, except changes in the ordinary course of business none of which individually or in the aggregate has been materially adverse to Seller;

         (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the business, or any property of Seller; or

         (c) any strike, lockout, labor trouble, or any similar event or condition of any character involving employees of Seller materially adversely affecting the Business.

         4.19 TAXES. Except as set forth in Schedule 4.19, Seller has no liability for Taxes which have been assessed or are due and payable as of the date hereof which would create or permit the imposition of any lien on the Acquisition Assets being transferred to Buyer pursuant to the terms hereof. For purposes of this Agreement, the term "Taxes" shall mean all taxed, levies, charges or withholdings, including but not limited to income (on the corporate or shareholder level), franchise, sales, use, gross receipts, transfer, property, capital stock, employment, and excise taxes and shall also include interest, penalties and additions to tax.

         4.20 SCHEDULES; TRUTHFULNESS. No representation or warranty of the Seller Group in this Agreement (including the Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. All written materials provided from time to time by a member of the Seller Group to the Buyer on and prior to the Closing Date are true and correct copies of the documents that they purport to be and they contain no untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. Prior to Closing, the Seller Group shall provided the Buyer with access to or copies of all documents and information requested in writing by the Buyer or its counsel (to the extent such documents and information exist).

5.       REPRESENTATIONS AND WARRANTIES OF BUYER.
         ---------------------------------------

         Buyer represents and warrants to Seller that:

         5.1 ORGANIZATION AND CORPORATE AUTHORITY. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer.

         5.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any material agreement, indenture or other instrument to which Buyer is a party or by which it is bound, Buyer's Articles of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any law, rule or regulation applicable to Buyer.

         5.3 REGULATORY APPROVALS. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by Buyer and which are necessary for the consummation of the transactions contemplated by this Agreement have been or will have been obtained and satisfied on or before the Closing Date.

6.       CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES.
         ----------------------------------------------------

         6.1 ACCESS. Between the date hereof and the Closing Date, (i) authorized representatives of Buyer shall have reasonable access during regular business hours to all properties, books, records, contracts and documents of the Seller relating to the Business, (ii) Seller will furnish to Buyer all information with respect to the affairs and business of the Business that Buyer may reasonably request, and (iii) Buyer shall have the right to discuss the Business with the employees, customers and suppliers of Seller. Until the Closing, all information relating to the Business obtained by Buyer and its authorized representatives pursuant to this Section 6.1 or otherwise in connection with the transactions contemplated hereby shall be kept confidential by Buyer and shall not be used by it for any purpose other than in connection with the transactions contemplated hereby.

         6.2 CONDUCT OF BUSINESS. The Business of Seller will be conducted from the date hereof through the Closing Date in accordance with prior practice and in the ordinary course of business, and without limiting the generality of the foregoing, Seller shall not (except with the prior written consent of Buyer):
(i) enter into any material transaction not in the ordinary course of business; (ii) sell or transfer any of the assets of Seller or any rights therein except sales in the ordinary course of business of inventory or immaterial amounts of other tangible personal property not required in the Business; (iii) mortgage, pledge or encumber any of the properties or assets of Seller, except liens for taxes not due; (iv) materially amend, modify or terminate any material Contract affecting the Business other than in the ordinary course of business; (v) materially alter the manner of keeping the books, accounts or records of Seller or the accounting practices therein reflected; (vi) waive or release any material rights; (vii) make any purchase commitments in excess of normal business requirements or at prices higher than current market prices or other than for normal operating inventories; or (viii) agree to do any of the foregoing.

         6.3 PRESERVATION OF ORGANIZATION. The Seller Group shall use its reasonable efforts to preserve the Business and its organization of Seller, and to preserve for Buyer the Seller's favorable business relationships with its suppliers, customers and others with whom business relationship exist.

         6.4 UNDERTAKINGS WITH RESPECT TO EMPLOYEES. The Seller Group shall remain responsible for and hereby indemnifies Buyer and agrees to hold Buyer harmless from and against all liabilities and obligations (financial or otherwise) of Seller relating to the employment or termination of any employees or former employees of Seller that do not become employees of Buyer, including without limitation those employees of Seller performing services under the Services Agreement, and including without limitation any and all obligations for severance or termination pay, vacation pay, and pursuant to COBRA and WARN. Buyer shall have not successor liability and shall not be deemed to be a successor of Seller with respect to claims or administrative expenses arising or accruing under any Employee Benefit Plan or COBRA.

         6.5 ACCESS TO BOOKS AND RECORDS. Seller shall have the right for a period of six (6) years following the Closing Date to have reasonable access to and the opportunity to obtain copies of any books and records as are transferred to Buyer pursuant to the terms of this Agreement.

         6.6 ADJUSTMENTS FOR PRE-CLOSING SALES. In the event that after the Closing Date and on or before the first anniversary of this Agreement any customer of the Business for any finished product sold on or before the Closing Date shall claim that such product did not conform to the customer's order, Buyer shall use all reasonable efforts to adjust the claim including, without limitation, exchanging the finished product for the finished product rejected or returned by the customer. All such adjustments shall be made by Buyer in good faith and shall conform to the Seller's customary policy in effect at the Closing Date in making such adjustments. All costs of Buyer in effecting such adjustments shall be borne by Seller, and shall be paid to Buyer by Seller from up to $50,000 of the Escrow Funds dedicated to this Section 6.6. No adjustments shall be made if the returned item conforms with the item originally ordered and does not suffer from manufacturing defects, PROVIDED HOWEVER, an adjustment shall be made in such circumstance if the purchase order provided for adjustment even if the product met specifications. At the time of Buyer making any request to Escrow Agent for payment pursuant to this Section 6.6, Buyer shall inform Seller of the facts and circumstances known to it which are relevant to its having made such adjustment and the basis of the cost determination. Any portion of the Escrow Funds dedicated to this Section 6.6 not paid or payable to Buyer as of the first anniversary of the Closing Date shall be released to Seller pursuant to the Escrow Agreement.

         6.7 USE AND OCCUPANCY AGREEMENT WITH SELLER. Subject to the Closing having occurred, Buyer will enter into a Use and Occupancy Agreement with Seller, in substantially the form attached hereto as Exhibit 6.7 with respect to the Facility the term of which shall commence on the Closing Date.

         6.8 SERVICES AGREEMENT. Subject to the Closing having occurred, Buyer will enter into a Services Agreement with Seller, in substantially the form attached hereto as Exhibit 6.8, the term of which shall commence on the Closing Date.

         6.9 CONSENTS. Seller shall use its best efforts to obtain prior to the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with Seller pertaining to the Business as are necessary for consummation of the transactions contemplated hereby other than those which, if not obtained, would not, in the aggregate, have a material adverse effect on the transactions contemplated hereby or the financial condition, results of operations or business or prospects of the Business.

         6.10 SALES TAXES. Any sales, transfer, use or similar taxes levied by reason of the transaction consummated pursuant to this Agreement shall be borne by Buyer. Buyer shall furnish to Seller a New York State and Local Sales and Use Tax, "Exempt Use Certificate", checking the applicable box(es) in Part I "Exemptions related to production", and a New York State and Local Sales and Use Tax, "Resale Certificate", checking the appropriate box in Part 1."

         6.11     TAX "BULK SALE" NOTICE REQUIREMENTS.
                  -----------------------------------

         (a) Buyer and Seller acknowledge that Buyer may not comply with Section 1141(c) of the New York State Tax Law with respect to the sale and transfer hereunder;

         (b) Seller will indemnify and hold harmless Buyer and will reimburse Buyer for any loss, damages, expenses, liabilities, including without limitation state and local sales and compensating use taxes and penalties and interest, and reasonable attorneys fees and expenses, arising from or in connection with any noncompliance with the provisions of Section 1141(c) of the New York State Tax Law and the regulations thereunder, with respect to the sale and transfer hereunder, except with respect to any liability for sales taxes expressly assumed by Buyer hereunder.

         6.12 FULFILLMENT OF CONDITIONS PRECEDENT. Seller and Buyer shall each use all reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated herein applicable to it to be fulfilled as soon as practicable after the date hereof.

7.       INDEMNIFICATION.
         ---------------

The following Sections 7.2 through 7.3 provide for the payment of certain indemnities by the parties. Payment of indemnity for items specified in this
Section 7 shall be governed exclusively by the terms of this Section 7.

         7.1 INDEMNIFICATION BY SELLER GROUP. The Seller and Shareholder, jointly and severally, shall indemnify and hold harmless Buyer and its successors, assigns, directors and officers from, against, for and in respect of any and all claims, losses, damages, liabilities, expenses and any other obligations (including, without limitation, settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) reasonably incurred by them, in connection with each and all of the following:

         (a) any breach of any representation or warranty made by any member of the Seller Group in this Agreement;

         (b) the breach of any covenant, agreement or obligation of any member of the Seller Group contained in this Agreement or any other instrument contemplated by this Agreement;

         (c) any misrepresentation contained in any statement or certificate furnished by any member of the Seller Group pursuant to this Agreement or in connection with the transactions contemplated by this Agreement; and

         (d) any claims against, or liabilities or obligations of, any member of Seller Group not specifically assumed by Buyer pursuant to this Agreement.

         7.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller and each member of the Seller Group and its successors, assigns, directors and officers from, against, for and in respect of any and all claims, losses, damages, liens, liabilities, expenses and any other obligations (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by them, in connection with each and all of the following:

         (a) any breach of any representation or warranty made by Buyer in this Agreement;

         (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument contemplated by this Agreement; and

         (c) any misrepresentation contained in any statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         7.3 NOTICE, ETC. Each indemnified party agrees to give the indemnifying party prompt written notice of any action, claim, demand, discovery of fact, proceeding or suit (collectively, "Claims") for which such indemnified party intends to assert a right to indemnification under this Agreement, identify all provisions of this Agreement under which the Claims arise, and set forth the Claim in reasonable detail. The indemnifying party shall have the right to participate jointly with the indemnified party in the indemnified party's defense, settlement or other disposition of any Claim. With respect to any Claim relating solely to the payment of money damages and which will not result in the indemnified party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate. The indemnifying party shall obtain the written consent of the indemni fied party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

         7.4 LIMITATIONS ON INDEMNIFICATION. All representations and warranties made by the parties herein or in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on May 31, 2004 except that the representatives and warrants set forth in Sections 4.3, 4.4, 4.6, 4.16 and 4.19 shall expire on May 31, 2006. No claim or action for indemnity under this Section 7 for breach of any representation or warranty shall be asserted or maintained by either party hereto after the expiration of such representation or warranty pursuant to the preceding sentence except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration. Notwithstanding the terms of Sections 7.1, 7.2 and 7.3 of this Agreement, neither party hereto shall be entitled to receive, nor shall the other party be obligated to pay, any amount of the indemnity obligations otherwise payable by such party to the other until the amount payable shall have reached Ten Thousand Dollars ($10,000), whereupon the entire amount shall be payable immediately upon submission of appropriate documentation establishing, to the reasonable satisfaction of the indemnifying party, the amount of such claims, losses, damages, liens, liabilities, expenses and other obligations giving rise to the obligation to indemnify up to a maximum amount equal to 50% of the Purchase Price calculated pursuant to Section 2.1(a) but in no event less than $275,000 (the "Cap") PROVIDED HOWEVER that the Cap shall not apply to any amount payable by Seller to Buyer by reason of any breach of representation, warranty, covenant, agreement or obligation relating to compliance by Seller with environmental laws.

8.       CONDITIONS TO CLOSING.
         ---------------------

         8.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

         8.1.1 NO ACTION OR PROCEEDING. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

         8.1.2 COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals and consents of all governmental bodies or agencies which counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with applicable laws.

         8.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

         8.2.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement or in any other document of Seller delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing Seller shall have delivered to Buyer a certificate to such effect signed by the President of Seller.

         8.2.2 SELLER'S PERFORMANCE. Each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date, and at the Closing Seller shall have delivered to Buyer a certificate to such effect signed by the President.

         8.2.3 AUTHORITY. All actions required to be taken by, or on the part of, Seller and Shareholder to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by Seller and Shareholder.

         8.2.4 OPINION OF SELLER'S COUNSEL. Buyer shall have been furnished at the Closing with an opinion of counsel to Seller, dated the Closing Date, addressed to and in form of Exhibit 8.2.4 hereto.

         8.2.5 NAME CHANGE. Seller shall have delivered to Buyer certificates properly executed for filing with the Secretary of the State of New York, changing Seller's name to a name dissimilar to that presently used.

         8.2.6 ADDITIONAL CLOSING DOCUMENTS OF SELLER. Buyer shall have received at the Closing the following documents, dated the Closing Date:

         (a) Copies, certified by the Secretary or an Assistant Secretary of Seller, of resolutions of the Board of Directors and Shareholder of Seller thereof authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

         (b) Bills of sale and assignment, in form and substance reasonably satisfactory to counsel for Buyer, covering the items of personal property included in the Acquisition Assets to be transferred or assigned to Buyer at the Closing;

         (c) Such further instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance of title, assignment and delivery to it of the Acquisition Assets to be transferred to Buyer under this Agreement;

         (d) Employment Services Agreement with respect to each of Stein and Finkelstein in the form of Exhibits 8.2.6-1 and 8.2.6-2;

         (e) Certificate of good standing of Seller from the State of New York;

         (f) Use and Occupancy Agreement in form of Exhibit 6.7; and

         (g) Services Agreement in the form of Exhibit 6.8;

         (h) Escrow Agreement in the form of Exhibit 2.3;

         (i) Such revised or additional schedules and documents as are required to be delivered pursuant to this Agreement; and

         (j) Such other documents as Buyer may reasonably request.

         8.2.7 NO ADVERSE CHANGES. Between the date of this Agreement and the Closing there shall not have occurred any damage, destruction, or loss of any of the assets of Seller, whether or not covered by insurance, which has had or may reasonably be expected to have a material and adverse effect on the Business or any prospects of Seller nor shall there have occurred any other event or condition which has had or which may reasonably be expected to have a material and adverse effect on the results of operations, condition (financial or otherwise), assets, properties, the Business or prospects of Seller.

         8.2.8 LICENSES, PERMITS AND CONSENTS. Buyer shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Seller pertaining to the Business as are necessary for consummation of the transactions contemplated hereby have been obtained, other than those which, if not obtained, would not, in the aggregate, have a material adverse effect on the transactions contemplated hereby or on the financial condition, results of operations or business or prospects of the Business.

         8.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to consummate the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

         8.3.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant thereto shall be true and correct in all material respects on the Closing Date with the same effect if made on the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect, signed by the President or any Vice President and the Treasurer or Secretary of Buyer.

         8.3.2 PERFORMANCE OF COVENANTS. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed on or before the Closing Date, and at the Closing Buyer shall have delivered to Seller a certificate to such effect signed by the President or any vice President and the Treasurer or Secretary of Buyer.

         8.3.3 AUTHORITY. All actions required to be taken by, or on the part of, Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Buyer.

         8.3.4 OPINION OF BUYER'S COUNSEL. Seller shall have been furnished with an opinion of Shapiro Mitchell Forman Allen & Mitchell LLC, counsel to Buyer, dated the Closing Date, in the form of Exhibit 8.3.4 hereto.

         8.3.5 ADDITIONAL CLOSING DOCUMENTS OF BUYER. Seller shall have received at the Closing the following documents, each dated the Closing Date:

         (a) Copies, certified by the Secretary of Buyer, of resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

         (b) Evidence of the wire transfer of the funds to be delivered by Buyer at the Closing pursuant to Section 2.3 hereof;




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



         (c) Use and Occupancy Agreement in the form of Exhibit 6.7; and

         (d) Employment Services Agreements with respect to each of Stein and Finkelstein in the form of Exhibits 8.2.6-1 and 8.2.6-2;

         (e) Services Agreement in the form of Exhibit 6.8;

         (f) Escrow Agreement in the form of Exhibit 2.3;

         (g) Certificates of good standing of Buyer from the State of Maryland and Commonwealth of Massachusetts; and

         (h) Such other documents as Seller may reasonably request.

9.       MISCELLANEOUS.
         -------------

         9.1 NOTICES. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed given if delivered personally (by hand delivery, commercial messenger, or confirmed telecopy) or five (5) days after mailing by certified or registered mail, postage prepaid, return receipt requested, to the parties, their successors in interest or their assignees at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

                  If to Seller:

                  William Stein
                  200 Riverside Boulevard
                  Apartment 4i
                  New York, NY 10069

                  If to Shareholder:

                  Martin Finkelstein
                  10 Penn Boulevard
                  Scarsdale, NY 10583



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



                  With respect to all notices to Seller, Stein and Finkelstein, a copy shall be sent to:

                  Linda Lerner, Esq.
                  28 Dobbs Terrace
                  Scarsdale, NY 10583
                  Fax No. 201-782-9090

                  If to Buyer:

                  Valpey Fisher Corporation
                  75 South Street
                  Hopkinton, MA 01748
                  Attention: President
                  Fax No: 508-435-4496

                  with a copy to:

                  Joan Dacey-Seib, Esq.
                  Shapiro Mitchell Forman Allen & Miller LLP
                  380 Madison Avenue

                  New York, NY 10017
                  Fax No: 212-557-1275

         9.2      ASSIGNABILITY AND PARTIES IN INTEREST.
                  -------------------------------------

         (a) The respective rights and obligation of either party hereto shall not be assignable by such party without the written consent of the other party except that Buyer without such consent may assign its rights under this Agreement to any wholly owned subsidiary of Buyer.

         (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assignees. Nothing herein expressed or implied is intended to confer upon any person, other than the parties hereto and their respective permitted assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.3 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the New York applicable to agreements made and to be performed wholly within such state.

         9.4 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.



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




         9.5 PUBLICITY. Buyer agrees that press releases and other announcements to be made by it with respect to the transactions contemplated hereby shall be subject to the advance agreement of Seller as to content and timing.

         9.6 COMPLETE AGREEMENT. This Agreement, the Exhibits hereto, the Schedules annexed hereto and the documents delivered or to be delivered pursuant to this Agreement contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

         9.7 MODIFICATIONS, AMENDMENTS AND WAIVERS. At any time prior to the Closing Date or the termination of this Agreement, the parties hereto may, by written agreement, amend, supplement, or waive any of the provisions of this Agreement.

         9.8 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.9 SEVERABILITY. Any provision of this Agreement which is invalid, illegal, or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         9.10 EXPENSES OF TRANSACTIONS. Except as otherwise specifically provided in this Agreement all fees, costs and expenses incurred by Buyer or Seller in connection with the transactions contemplated by this Agreement shall be borne by the party incurring them.

         9.11 EFFECT OF TERMINATION. In the event that the Closing does not occur prior to July 15, 2003, or an extended date for the Closing agreed to in writing by the parties hereto, either party may thereafter terminate this Agreement by written notice to the other. No termination of this Agreement shall relieve any party of liability for its breach of any of the provisions of this Agreement.

         9.12 BROKERS. Seller represents and warrants to Buyer, and Buyer represents and warrants to Seller, that neither such party nor any party acting on such party's behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar person in respect of any of the transactions contemplated hereby. Buyer agrees to indemnify Seller against, and hold it harmless form, and Seller agrees to indemnify Buyer against, and hold Buyer harmless from, any liability, cost or expense (including, but not limited to, fees and disbursements of counsel) resulting from any agreement, arrangement or understanding made by such party with any third party for brokerage or finders' fees or other commissions in connection with this Agreement or the transactions contemplated hereby.

         9.13     NON-COMPETE; REMEDY AT LAW.
                  --------------------------

         (a) NON-COMPETE. Each of Seller, Stein and Finkelstein agrees that, for the Non-Compete Period as that term is hereinafter defined, neither it nor he nor its nor his respective Affiliates will in any way, directly or indirectly, take away or interfere or attempt to interfere with Buyer's frequency control business relating to the Business, and will not, without Buyer's prior written consent, (x) engage in any business, directly or indirectly, that competes with the Buyer's frequency control business including the Business or (y) disclose or use, in any manner, any confidential information related to Buyer's frequency control business including the Acquired Assets. The Non-Compete Period shall be
(i) as to Seller, the period from the Closing Date until two years after the termination of the last to terminate of the Employment Services Agreements with Stein and Finkelstein, (ii) as to Stein, the period from the Closing Date until two years after termination of the Employment Services Agreement with Stein and
(iii) as to Finkelstein, the period from the Closing Date until two years after the termination of the Employment Services Agreement with Finkelstein. Nothing herein contained shall be deemed to prohibit ownership by Stein and Finkelstein of two percent (2%) or less of the outstanding stock of any class of any corporation whose shares are publicly traded on a regular basis.

         (b) REMEDY AT LAW INADEQUATE. Each Seller, Stein and Finkelstein acknowl edges that its or his failure to comply with the provisions of Section 9.13(a) will result in irreparable and continuing damage for which there will be no adequate remedy at law and that, in the event of a failure to comply, the aggrieved party and their successors, legal representatives and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper and necessary to ensure compliance with the provisions of Section 9.13(a).

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            MF ELECTRONICS CORPORATION



                                            By: /s/ William Stein
                                                ----------------------
                                                Name: William Stein
                                                Title: President

                                                /s/Martin Finkelstein
                                                -----------------------
                                                Martin Finkelstein

                                            As to Section 6.3, 6.4 and 9.13 only

                                                 /s/ William Stein
                                                 -----------------------
                                                 William Stein

                                            VALPEY-FISHER CORPORATION



                                            By: /s/ Michael J. Ferrantino
                                                --------------------------
                                                Name: Michael J. Ferrantino
                                                Title: President